                                                FILED PURSUANT TO RULE 424(b)(5)
                                                  REGISTRATION NO. 333-13649

P_R_O_S_P_E_C_T_U_S__S_U_P_P_L_E_M_E_N_T
(TO PROSPECTUS DATED JANUARY 6, 1997)

                                     [LOGO]

                                  $500,000,000
                           MERRILL LYNCH & CO., INC.
                         7% NOTES DUE JANUARY 15, 2007
                               ------------------

    Interest on the Notes is payable semiannually on January 15 and July 15 of each year (each an "Interest Payment Date"), commencing July 15, 1997. The Notes are not subject to redemption by Merrill Lynch & Co., Inc. (the "Company") prior to maturity.

    Ownership of the Notes will be maintained in book-entry form by or through the Depository (as hereinafter defined). Interests in the Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depository and its participants. Beneficial owners of the Notes will not have the right to receive physical certificates evidencing their ownership except under the limited circumstances described herein. Settlement for the Notes will be made in immediately available funds. The Notes will trade in the Depository's Same-Day Funds Settlement System and secondary market trading activity for the Notes will therefore settle in immediately available funds. All payments of principal and interest on the Notes will be made by the Company in immediately available funds so long as the Notes are maintained in book-entry form. Beneficial interests in the Notes may be acquired, or subsequently transferred, only in denominations of $1,000 and integral multiples thereof.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                                                                PRICE TO          UNDERWRITING        PROCEEDS TO
                                                               PUBLIC(1)            DISCOUNT       THE COMPANY(1)(2)
Per Note.................................................       99.249%               .6%               98.649%
Total....................................................     $496,245,000         $3,000,000         $493,245,000

(1) Plus accrued interest, if any, from January 13, 1997.

(2) Before deduction of expenses payable by the Company.
                            ------------------------

    The Notes are offered by the several Underwriters, subject to prior sale, when, as and if issued by the Company and accepted by the Underwriters and subject to certain other conditions. The Underwriters reserve the right to reject orders in whole or in part. It is expected that delivery of the Notes will be made through the book-entry facilities of the Depository on or about January 13, 1997.
                            ------------------------

MERRILL LYNCH & CO.
      ABN AMRO HOARE GOVETT
             BA SECURITIES, INC.
                     CHASE SECURITIES INC.
                            CITICORP SECURITIES, INC.
                                   FIRST CHICAGO CAPITAL MARKETS, INC.
                                        HSBC SECURITIES
                                               J.P. MORGAN & CO.
                                                    NATIONSBANC CAPITAL MARKETS,
                                                    INC.
                                                        UBS SECURITIES
                                                             SBC WARBURG INC.

                            ------------------------

           The date of this Prospectus Supplement is January 8, 1997.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    The Commissioner of Insurance of the State of North Carolina has not approved or disapproved this offering nor has the Commissioner passed upon the accuracy or adequacy of this Prospectus Supplement or Prospectus.

                              DESCRIPTION OF NOTES

GENERAL

    The Notes are to be issued as a series of Senior Debt Securities under the 1983 Indenture, dated as of April 1, 1983, as amended and restated, which is more fully described in the accompanying Prospectus. The Notes will mature on January 15, 2007.

    The Notes will bear interest from January 13, 1997, payable semiannually on January 15 and July 15 of each year (each an "Interest Payment Date"), commencing July 15, 1997, to the persons in whose names the Notes are registered on the preceding January 1 and July 1, respectively.

    The Notes are not subject to redemption by the Company prior to maturity.

    The Notes will be issued in denominations of $1,000 and integral multiples thereof.

DEPOSITORY

    Upon issuance, all Notes will be represented by one or more fully registered global securities (the "Global Notes"). Each such Global Note will be deposited with, or on behalf of, The Depository Trust Company as Depository (the "Depository"), and registered in the name of the Depository or a nominee thereof. Unless and until it is exchanged in whole or in part for Notes in definitive form, no Global Note may be transferred except as a whole by the Depository to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any such nominee to a successor of such Depository or a nominee of such successor.

    The Depository has advised the Company as follows: The Depository is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depository was created to hold securities of its participants ("Participants") and to facilitate the clearance and settlement of securities transactions among its Participants in such securities through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. The Depository's Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, including certain Underwriters. The Depository is owned by a number of Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

    Purchases of Notes must be made by or through Participants, which will receive a credit on the records of the Depository. The ownership interest of each actual purchaser of each Note (the "Beneficial Owner") is in turn to be recorded on the Participants' or Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depository of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Ownership of beneficial interests in Global Notes will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depository (with respect to interests of Participants) and on the records of Participants (with respect to interests of persons held through Participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Global Notes.

    SO LONG AS THE DEPOSITORY, OR ITS NOMINEE, IS THE REGISTERED OWNER OF A GLOBAL NOTE, THE DEPOSITORY OR ITS NOMINEE, AS THE CASE MAY BE, WILL BE CONSIDERED THE SOLE OWNER OR HOLDER OF THE NOTES REPRESENTED BY SUCH GLOBAL NOTE FOR ALL PURPOSES UNDER THE 1983 INDENTURE. EXCEPT AS PROVIDED BELOW, BENEFICIAL OWNERS OF A GLOBAL NOTE WILL NOT BE ENTITLED TO HAVE THE NOTES REPRESENTED BY SUCH GLOBAL NOTE REGISTERED IN THEIR NAMES, WILL NOT RECEIVE OR BE ENTITLED TO RECEIVE PHYSICAL DELIVERY OF THE NOTES IN DEFINITIVE FORM AND WILL NOT BE CONSIDERED THE OWNERS OR HOLDERS THEREOF UNDER THE 1983 INDENTURE. Accordingly, each Person owning a beneficial interest in a Global Note must rely on the procedures of the Depository and, if such Person is not a Participant, on the procedures of the Participant through which such Person owns its interests, to exercise any rights of a Holder under the 1983 Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of Holders or that an owner of a beneficial interest in such a Global Note desires to give or take any action which a Holder is entitled to give or take under the 1983 Indenture, the Depository would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize Beneficial Owners owning through such Participants to give or take such action or would otherwise act upon the instructions of Beneficial Owners. Conveyance of notices and other communications by the Depository to Participants, by Participants to Indirect Participants, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Payment of the principal of, and interest on, Notes registered in the name of the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the Holder of the Global Note or Notes representing such Notes. None of the Company, the Trustee or any other agent of the Company or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests or for supervising or reviewing any records relating to such beneficial ownership interests. The Company expects that the Depository, upon receipt of any payment of principal or interest in respect of a Global Note, will credit the accounts of the Participants with payments in amounts proportionate to their respective holdings in principal amount of beneficial interest in such Global Note as shown on the record of the Depository. The Company also expects that payments by Participants to Beneficial Owners will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participants.

    If (x) the Depository is at any time unwilling or unable to continue as Depository and a successor depository is not appointed by the Company within 60 days, or (y) the Company executes and delivers to the Trustee a Company Order to the effect that the Global Notes shall be exchangeable, or (z) an Event of Default has occurred and is continuing with respect to the Notes, the Global Note or Notes will be exchangeable for Notes in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $1,000 and integral multiples thereof. Such definitive Notes shall be registered in such name or names as the Depository shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depository from Participants with respect to ownership of beneficial interests in Global Notes.

SAME-DAY SETTLEMENT AND PAYMENT

    Settlement for the Notes will be made by the Underwriters in immediately available funds. All payments of principal and interest on the Notes will be made by the Company in immediately available funds so long as the Notes are maintained in book-entry form.

                                  UNDERWRITING

    The Underwriters named below (the "Underwriters") have each severally agreed, subject to the terms and conditions of the Underwriting Agreement and a Terms Agreement, to purchase from the Company the principal amount of Notes set forth opposite their respective names. The Underwriters are committed to purchase all of the Notes if any of the Notes are purchased.

                                                                                  PRINCIPAL
             UNDERWRITER                                                            AMOUNT
------------------------------------------------------------------------------  --------------

Merrill Lynch, Pierce, Fenner & Smith
          Incorporated........................................................  $  110,000,000
ABN AMRO Securities (USA) Inc. ...............................................      39,000,000
BA Securities, Inc. ..........................................................      39,000,000
Chase Securities Inc. ........................................................      39,000,000
Citicorp Securities, Inc. ....................................................      39,000,000
First Chicago Capital Markets, Inc. ..........................................      39,000,000
HSBC Securities, Inc. ........................................................      39,000,000
J.P. Morgan Securities Inc. ..................................................      39,000,000
NationsBanc Capital Markets, Inc. ............................................      39,000,000
UBS Securities LLC............................................................      39,000,000
SBC Warburg Inc. .............................................................      39,000,000
                                                                                --------------
          Total...............................................................  $  500,000,000
                                                                                --------------
                                                                                --------------

    The Underwriters have advised the Company that they propose initially to offer the Notes directly to the public at the offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of .35% of the principal amount of the Notes. The Underwriters may allow and such dealers may reallow a discount not in excess of .25% of the principal amount of the Notes to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

    Certain of the Underwriters and their affiliates engage in transactions with and perform services for the Company in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions with the Company.

    An affiliate of Chase Securities Inc. serves as Trustee under the 1983 Indenture.

    The underwriting of the Notes will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.

                               VALIDITY OF NOTES

    The validity of the Notes will be passed upon for the Company by Brown & Wood LLP, New York, New York and for the Underwriters by Sullivan & Cromwell, New York, New York.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                            ------------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------

                  PROSPECTUS SUPPLEMENT

Description of Notes...........................        S-3
Underwriting...................................        S-5
Validity of Notes..............................        S-5


                        PROSPECTUS

Available Information..........................          2
Incorporation of Certain Documents by
  Reference....................................          2
Merrill Lynch & Co., Inc.......................          3
Use of Proceeds................................          3
Summary Financial Information..................          4
Description of Debt Securities.................         10
Description of Debt Warrants...................         15
Description of Currency Warrants...............         16
Description of Index Warrants..................         17
Plan of Distribution...........................         22
Experts........................................         23

                                     [LOGO]

                                  $500,000,000

                           MERRILL LYNCH & CO., INC.

                                  7% NOTES DUE
                                JANUARY 15, 2007

                               ------------------
                             PROSPECTUS SUPPLEMENT
                            ------------------------

                              MERRILL LYNCH & CO.
                             ABN AMRO HOARE GOVETT
                              BA SECURITIES, INC.
                             CHASE SECURITIES INC.
                           CITICORP SECURITIES, INC.
                      FIRST CHICAGO CAPITAL MARKETS, INC.
                                HSBC SECURITIES
                               J.P. MORGAN & CO.
                       NATIONSBANC CAPITAL MARKETS, INC.
                                 UBS SECURITIES
                                SBC WARBURG INC.

                                JANUARY 8, 1997

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